Exhibit 10.22

THIRD AMENDMENT TO THE

DEVELOPMENT ALLIANCE AND SUPPLY AGREEMENT

This third amendment (“Third Amendment”) is made effective as of December 21, 2009 and amends the Development Alliance and Supply Agreement dated May 7, 2002 between Biosense Webster, Inc. (“Biosense Webster”) and Stereotaxis, Inc. (“Stereotaxis”) (the “Master Collaboration Agreement”), as amended previously by: (i) the Amendment to Development and Supply Agreement dated November 3, 2003 (the “First Amendment”) (the Master Collaboration Agreement and First Amendment collectively referred to as the “Amended Master Agreement”); (ii) the side letter between the parties dated November 3, 2003, regarding research and development (the “R&D Side Letter”); (iii) the Alliance Expansion Agreement dated May 4, 2007 (“Expansion Agreement”); (iv) four side letters between the parties, each dated May 4, 2007, whose subject matter was, respectively, CARTO® Pro RMT, Third Party Collaboration Rights, Exclusivity and the meaning of Customers in the Non-Localized Alliance (collectively, the “2007 Side Letters”); and (v) the Second Amendment to Development Alliance and Supply Agreement, dated July 18, 2008 (the “Second Amendment”) (the Master Collaboration Agreement, First Amendment, R&D Side Letter, Expansion Agreement, 2007 Side Letters, and Second Amendment collectively referred to as the “Existing Agreements”).

WHEREAS, Stereotaxis and Biosense Webster have, pursuant to the Existing Agreements, agreed to jointly develop a Compatible NIOBE™ – CARTO® System and to jointly develop certain associated proprietary, interventional, disposable, electrophysiology devices and to manufacture, market and sell such products; and

WHEREAS, in order to complete the CARTO®3 and Celsius ThermoCool™ projects the parties have agreed to extend Biosense Webster’s exclusive distribution rights with respect to certain disposable devices developed under the Existing Agreements.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein, the Parties agree as follows.

1. Biosense Webster’s exclusive distribution rights for the Non-Irrigated Catheters (as defined in the Existing Agreements) will expire on May 1, 2010.

2. Section 3.2(a) of the Second Amendment shall be deleted and replaced with the following:

(a) Rights relating to Non-Irrigated Catheters. Stereotaxis hereby grants and Biosense Webster hereby accepts a non-exclusive worldwide license (with right to sublicense) under Stereotaxis’ Intellectual Property Rights in the Stereotaxis IP to make, have made, use, import, sell, offer for sale, distribute or otherwise dispose of (directly or through multiple tiers of distribution) Non-Irrigated Catheters, and Compatible CARTO Systems for use with such Non-Irrigated Catheters (the “Non-Irrigated Catheter License”). (i) Prior to May 1, 2010, the Revenue Share on sales of Non-Irrigated Catheters shall continue to be calculated in accordance with the Existing Agreements. Such Revenue Share shall be used to recoup any outstanding Revenue Share Advance and R&D Deferral, together with interest due thereon, if any, pursuant to the Second Amendment. (ii) After April 30, 2010, the Revenue Share on sales of Non-Irrigated Catheters shall continue to be calculated in accordance with the Existing Agreements except that the rate shall be the rate used to determine the Revenue Share paid in the fourth quarter of 2009. Such Revenue Share shall be used to recoup any outstanding Revenue Share Advance and R&D Deferral, together with interest due thereon, if any, pursuant to the Second Amendment. (iii) The Non-Irrigated Catheter License shall terminate on the last day of the first calendar quarter which is at least 90 days after the Revenue Share Advances and the R&D Deferral, together with interest due thereon, if any, are recouped in full by Biosense Webster and/or paid by Stereotaxis; provided, however, if the Revenue Share Advances and the R&D Deferral, together with interest due thereon, are not recouped in full by Biosense Webster and/or paid by Stereotaxis on or before the Final Payment Date, then the non-exclusive Non-Irrigated Catheter License granted by Stereotaxis to Biosense Webster pursuant to this Section 3.2(a) shall automatically and immediately become fully-paid, perpetual and irrevocable, and any obligation of Biosense Webster to pay Revenue Share in consideration of the Non-Irrigated Catheter License shall terminate. (iv) For purposes of clarification, the termination of the Non-Irrigated Catheter License granted in the Second Amendment shall not affect any existing license or other rights or obligations of the parties relating to Non-Irrigated Catheters provided in the Existing Agreements.

3. Terms and definitions used in this Third Amendment but not defined shall have the same meanings given to such terms in the Existing Agreements.

4. Except as expressly modified by this Third Amendment, the terms of the Existing Agreements shall retain their full force and effect without modification.

5. This Amendment may be executed in multiple counterparts, each of which shall be an original as against any party whose signature appears thereon but all of which together shall constitute one and the same instrument.

6. The terms of this Third Amendment may be modified only through a written agreement signed by both Biosense Webster and Stereotaxis.

7. This Third Amendment and all rights and obligations of the parties hereunder, including, but not limited to the distribution rights of Biosense Webster pursuant to Section 2, are intended to survive the termination or expiration of any of the Existing Agreements.

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be signed by duly authorized officers or representatives, effective as of the date first written above.

STEREOTAXIS, INC.		BIOSENSE WEBSTER, INC.

By:	/s/ Michael P. Kaminski	By:	/s/ Uri Yaron
Print Name:	Michael P. Kaminski	Print Name:	Uri Yaron
Title:	President & CEO	Title:	VP, WW Business Development & Haifa Technology Center
Date:		Date:	Dec. 21, 2009